UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2005

General Nutrition Centers, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	333-114502 (Commission File Number)	72-1575168 (I.R.S. Employer Identification No.)

300 Sixth Avenue, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices) (Zip Code)

(412) 288-4600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

          On February 21, 2005, General Nutrition Centers, Inc (“Centers”), entered into an employment agreement with Robert Homler, Centers’ new Executive Vice President and Chief Merchandising Officer. The term of the employment agreement expires on December 31, 2006, subject to one year extensions at Centers’ option.

          Under the employment agreement, Mr. Homler will receive a base salary of $300,000 per year, with annual bonuses in an amount to be determined by Centers’ compensation committee in the exercise of its discretion for the applicable year. Upon Mr. Homler’s death or disability, he will be entitled to receive his base salary for the remaining term of the employment agreement and a pro rata bonus. In the event of a termination of Mr. Homler’s employment without cause or for good reason (each, as defined in the employment agreement), he will be entitled to receive his base salary for the remaining term of the employment agreement and subject to the discretion of the compensation committee, a pro rata bonus for the year in which he was terminated. If such termination occurs upon or within six months following a change of control (as defined in the employment agreement), Mr. Homler will be entitled to receive his base salary for a two-year period following the date of termination.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

     10.1 Employment Agreement, dated as of February 21, 2005, between General Nutrition Centers, Inc. and Robert Homler.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2005.

GENERAL NUTRITION CENTERS, INC.

By:	/s/James M. Sander

Name:	James M. Sander
Title:	Senior Vice President, Chief
Legal Officer and Secretary

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of February 21, 2005, between General Nutrition Centers, Inc. and Robert Homler.

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